Exhibit 99.1

For:	Duane Reade Inc.
Approved By:	John Henry
(212) 273-5746
SVP - Chief Financial Officer
Contact:	Cara O’Brien
(212) 850-5600
Financial Dynamics

FOR IMMEDIATE RELEASE

DUANE READE INC. STOCKHOLDERS VOTE TO APPROVE PROPOSED ACQUISITION BY AN
AFFILIATE OF OAK HILL CAPITAL PARTNERS, L.P.

New York, New York, July 26, 2004 — Duane Reade Inc. (NYSE: DRD) today announced that at a special meeting of stockholders held on July 26, 2004, its stockholders voted to approve the proposed acquisition of the Company by an affiliate of Oak Hill Capital Partners, L.P.  The acquisition is subject to customary closing conditions and Duane Reade expects to close the acquisition on July 30, 2004.

Upon the closing of the acquisition, each outstanding share of Duane Reade common stock will be converted into the right to receive $16.50 in cash, without interest.  Promptly after the closing of the acquisition, the paying agent will mail to Duane Reade stockholders of record transmittal instructions for submitting stock certificates to the paying agent for payment.

Founded in 1960, Duane Reade is the largest drug store chain in the metropolitan New York City area, offering a wide variety of prescription and over-the-counter drugs, health and beauty care items, cosmetics, greeting cards, photo supplies and photofinishing.  As of June 26, 2004, the Company operated 247 stores. Duane Reade maintains a website at http://www.duanereade.com.

Oak Hill Capital is a $1.6 billion private equity fund formed in 1998 for the purpose of making control investments in operating companies through acquisitions, build-ups, recapitalizations, restructurings or significant minority positions.  The limited partners of Oak Hill Capital Partners include a number of institutional and individual investors.

Except for historical information contained herein and statements relating to the acquisition of the Company by Oak Hill, the statements in this release and the accompanying discussion on the earnings conference call are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  In addition, this document may contain statements, estimates or projections relating to, among other things, the acquisition of the Company by Oak Hill that constitute “forward-looking” statements as defined under U.S. federal securities laws.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted or expected results.  Those risks include, among other things, the competitive environment in the drugstore industry in general and in the Company’s specific market area, inflation, changes in costs of goods and services and economic conditions in general and in the Company’s specific market area.  Those and other risks are more fully described in Duane Reade’s reports filed with the SEC from time to time, including its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.  You should not place undue reliance on forward-looking statements, which speak only as of the date they are made.  Except to the extent otherwise required by federal securities laws, we do not undertake to publicly update or revise any forward-looking statements.

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